Exhibit 99.1

NEWS BULLETIN	DDi Corp.
1220 N. Simon Circle
Anaheim, CA 92806
NASDAQ: DDIC

For Further Information:

Mikel H. Williams	Sally L. Edwards
Chief Executive Officer	Chief Financial Officer
(714) 688-7200	(714) 688-7200

DDi Corp. Announces First Quarter 2009 Results

ANAHEIM, Calif., April 23, 2009 – DDi Corp. (NASDAQ: DDIC), a leading provider of time-critical, technologically-advanced printed circuit board (“PCB”) engineering and manufacturing services, today reported financial results for its first quarter ended March 31, 2009.

Highlights:

•	Net sales of $39.3 million down on softer commercial market demand

•	Continued sequential growth in the military/aerospace net sales

•	Received Nadcap accreditation for Ohio facility

•	Extending technical capabilities to better serve the semiconductor test market

First Quarter Results

The Company reported first quarter 2009 net sales of $39.3 million, gross margin of 18.5 percent, adjusted EBITDA of $3.6 million and net income of $513,000, or $0.03 per diluted share.

Mikel Williams, President and Chief Executive Officer of DDi Corp., stated “While we see the challenging demand in the commercial markets reflected in the first quarter’s performance, I am really pleased with our continued growth in the military/aerospace market as we were able to grow our net sales in this market by 7% over the fourth quarter of last year, with this market contributing 32% to our total net sales for the quarter. I am also pleased with the management of our cost structure given the softer commercial demand, and our ability to protect the bottom line despite the softer commercial market net sales.”

“We also received Nadcap certification for our Ohio facility, yet another step in our efforts to better support our customers’ demand for high quality products. Further, we have taken steps to extend our technical capabilities to better serve our semiconductor and related customer demands for printed circuit boards to support the validation and testing of their products. This will better position DDi for the continued convergence of the requirements of the semi-conductor industry and the OEM customers by extending our high-technology capabilities,” Williams added.

The Company’s first quarter 2009 net sales of $39.3 million decreased 17.1 percent from the prior year’s first quarter net sales of $47.4 million and decreased sequentially 8.6 percent from fourth quarter 2008 net sales of $43.0 million primarily due to lower demand from the commercial market customers related to the general economic recession.

DDi Corp. First Quarter 2009 Earnings Results

Gross margin for the first quarter of 2009 decreased to 18.5 percent of net sales from the prior year’s first quarter gross margin of 20.6 percent and was also down on a sequential basis from 19.6 percent of net sales in the fourth quarter of 2008 primarily as a result of the reduction in net sales.

Adjusted EBITDA for the Company’s first quarter of 2009 was $3.6 million, or 9.2 percent of net sales, down from $6.0 million, or 12.7 percent of net sales, for the prior year’s first quarter. Adjusted EBITDA also decreased sequentially from $5.5 million, or 12.9 percent of net sales, for the fourth quarter of 2008. The decreases were primarily attributable to the decline in the top line performance and related gross margin. (A reconciliation of this non-GAAP measure is provided after the GAAP condensed consolidated financial statements below.)

The Company reported GAAP net income of $513,000, or $0.03 per diluted share, for the first quarter of 2009 compared to net income of $718,000, or also $0.03 per share, for the prior year’s first quarter, and compared to adjusted net income of $1.6 million, or $0.08 per share in the fourth quarter of 2008 excluding the fourth-quarter non-cash charge of $38.9 million recorded to write off the entire carrying value of its goodwill in connection with its annual impairment test. The Company reported a GAAP net loss of $37.3 million, or $1.89 per share, in the fourth quarter 2008 after recording this charge.

Liquidity

As of March 31, 2009, the Company had total cash and cash equivalents of $18.9 million and no borrowings outstanding under its revolving credit facility which had a borrowing capacity of approximately $16.0 million.

The Company invested $1.3 million on capital expenditures in the first quarter of 2009.

Conference Call and Webcast

A conference call with simultaneous webcast to discuss first quarter 2009 financial results will be held today at 5:00 p.m.
Eastern / 2:00 p.m. Pacific. The call is being webcast and can be accessed at the Company’s web site: www.ddiglobal.com/investor. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A telephone replay of the conference call will be available through May 7, 2009 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering the conference ID 65990891. An online replay of the webcast will be available for 12 months at www.ddiglobal.com/investor under “Financial Calendar.” For more information, visit www.ddiglobal.com.

About DDi

DDi is a leading provider of time-critical, technologically-advanced, electronics manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer PCB engineering, fabrication and manufacturing services to leading electronics OEMs and contract manufacturers worldwide from its facilities across North America and with manufacturing partners in Asia.

DDi Corp. First Quarter 2009 Earnings Results

###

Non-GAAP Financial Measures

This release includes ‘adjusted EBITDA’, a non-GAAP financial measure as defined in Regulation G of the Securities Exchange Act of 1934. Management believes that the disclosure of non-GAAP financial measures, when presented in conjunction with the corresponding GAAP measures, provide useful information to the Company, investors and other users of the financial statements and other financial information in identifying and understanding operating performance for a given level of net sales and business trends. Management believes that adjusted EBITDA is an important factor of the Company’s business because it reflects financial performance that is unencumbered by debt service and other non-cash, non-recurring or unusual items. This financial measure is commonly used in the Company’s industry. It is also used by the Company’s lenders to determine components of covenant compliance. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles. The Company’s definition of adjusted EBITDA may differ from definitions of such financial measure used by other companies. The Company has provided a reconciliation of adjusted EBITDA to GAAP financial information in the attached Schedule of Non-GAAP reconciliations.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding the Company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. The Company cautions that while it makes such statements in good faith and it believes such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, it cannot assure you that the Company’s projections will be achieved. In addition to other factors and matters discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or its subsidiaries to differ materially from those discussed in forward-looking statements include changes in general economic conditions in the markets in which it may compete and fluctuations in demand in the electronics industry; the Company’s ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; increases in the Company’s cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

[Financial Tables follow]

DDi Corp. First Quarter 2009 Earnings Results

DDi Corp.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Qtr. Ended	Qtr. Ended	Qtr. Ended
	Mar. 31, 2009	Mar. 31, 2008	Dec. 31, 2008
Net sales	$39,275	$47,352	$43,017
Cost of goods sold	32,015	37,609	34,576

Gross profit	7,260	9,743	8,441
	18.5%	20.6%	19.6%
Operating expenses:
Sales and marketing	2,905	3,276	2,842
General and administrative	3,424	3,838	3,326
Amortization of intangible assets	190	1,339	957
Restructuring and other related charges	—	185	20

Operating income before impairment	741	1,105	1,296
Goodwill impairment charge	—	—	38,898

Operating income (loss)	741	1,105	(37,602)
Interest and other expense (income), net	97	(48)	(274)

Income (loss) before income taxes	644	1,153	(37,328)
Income tax expense (benefit)	131	435	(77)

Net income (loss)	$513	$718	(37,251)

Net income (loss) per share – basic	$0.03	$0.03	$(1.89)
Net income (loss) per share – diluted	$0.03	$0.03	$(1.89)
Weighted-average shares used in per share computations – basic	19,715	21,988	19,688
Weighted-average shares used in per share computations – diluted	19,740	21,993	19,688

DDi Corp. First Quarter 2009 Earnings Results

DDi Corp.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$18,935	$20,081
Accounts receivable, net	25,525	25,504
Inventories	13,742	13,768
Prepaid expenses and other current assets	715	620

Total current assets	58,917	59,973
Property, plant and equipment, net	27,011	27,848
Intangible assets, net	1,944	2,134
Other assets	704	825

Total assets	$88,576	$90,780

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,763	$11,635
Accrued expenses and other current liabilities	8,466	10,656

Total current liabilities	19,229	22,291
Other long-term liabilities	3,210	3,385

Total liabilities	22,439	25,676

Stockholders’ equity:
Common stock, additional paid-in-capital and treasury stock	229,909	229,289
Accumulated other comprehensive loss	(454)	(354)
Accumulated deficit	(163,318)	(163,831)

Total stockholders’ equity	66,137	65,104

Total liabilities and stockholders’ equity	$88,576	$90,780

DDi Corp. First Quarter 2009 Earnings Results

DDi Corp.

Schedule of Non-GAAP Reconciliations

(In thousands)

(Unaudited)

	Qtr. Ended	Qtr. Ended	Qtr. Ended
	Mar. 31, 2009	Mar. 31, 2008	Dec. 31, 2008
Adjusted EBITDA:
GAAP net income (loss)	$513	$718	$(37,251)
Add back:
Interest and other expense (income), net	97	(48)	(274)
Income tax expense (benefit)	131	435	(77)
Depreciation	2,066	2,736	2,565
Amortization of intangible assets	190	1,339	957
Non-cash compensation	620	650	697
Goodwill impairment charge	—	—	38,898
Restructuring and other related charges	—	185	20

Adjusted EBITDA **	$3,617	$6,015	$5,535

Adjusted net income:
GAAP net income (loss)	$513	$718	$(37,251)
Add back:
Goodwill impairment charge	—	—	38,898

Adjusted net income	$513	$718	$1,647

**	Earnings before interest and other, income taxes, depreciation, amortization, non-cash compensation, and restructuring and other related charges